Exhibit 4.1

AGREEMENT OF

REMOVAL, APPOINTMENT AND ACCEPTANCE BETWEEN

BLUE OWL CAPITAL CORPORATION

AND

COMPUTERSHARE TRUST COMPANY, N.A., AS SUCCESSOR

TO WELLS FARGO BANK, NATIONAL ASSOCIATION, AS RETIRING TRUSTEE

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS, AS SUCCESSOR TRUSTEE

Dated as of December 14, 2023

THIS AGREEMENT OF REMOVAL, APPOINTMENT AND ACCEPTANCE, dated as of December 14, 2023 (the “Agreement”), by and among Blue Owl Capital Corporation (f/k/a Owl Rock Capital Corporation), a Maryland corporation (the “Company”), Computershare Trust Company, N.A. as Successor to Wells Fargo Bank National Association (“Retiring Trustee”), and Deutsche Bank Trust Company Americas, a New York banking corporation (“Successor Trustee”).

RECITALS

WHEREAS, the Company and Retiring Trustee executed and delivered an Indenture, dated as of April 10, 2019 (the “Base Indenture”), to provide for the issuance by the Company from time to time of the Company’s unsecured debentures, notes or other evidence of indebtedness (the “Securities”), to be issued in one or more series as provided in the Base Indenture;

WHEREAS, the Company and Retiring Trustee executed and delivered a Supplemental Indenture, dated as of April 10, 2019 (the “First Supplemental Indenture”), to provide for the issuance and sale of $400,000,000.00 aggregate principal amount of the Company’s 5.250% notes due 2024 (the “2024 Notes”);

WHEREAS, the Company and Retiring Trustee executed and delivered a Supplemental Indenture, dated as of October 8, 2019 (the “Second Supplemental Indenture”), to provide for the issuance and sale of $425,000,000.00 aggregate principal amount of the Company’s 4.000% notes due 2025 (the “March 2025 Notes”);

WHEREAS, the Company and Retiring Trustee executed and delivered a Supplemental Indenture, dated as of January 22, 2020 (the “Third Supplemental Indenture”), to provide for the issuance and sale of $500,000,000.00 aggregate principal amount of the Company’s 3.750% notes due 2025 (the “July 2025 Notes”);

WHEREAS, the Company and Retiring Trustee executed and delivered a Supplemental Indenture, dated as of July 23, 2020 (the “Fourth Supplemental Indenture”), to provide for the issuance and sale of $500,000,000.00 aggregate principal amount of the Company’s 4.250% notes due 2026 (the “January 2026 Notes”);

WHEREAS, the Company and Retiring Trustee executed and delivered a Supplemental Indenture, dated as of December 8, 2020 (the “Fifth Supplemental Indenture”), to provide for the issuance and sale of $1,000,000,000.00 aggregate principal amount of the Company’s 3.400% notes due 2026 (the “July 2026 Notes”);

WHEREAS, the Company and Retiring Trustee executed and delivered a Supplemental Indenture, dated as of April 26, 2021 (the “Sixth Supplemental Indenture”), to provide for the issuance and sale of $500,000,000.00 aggregate principal amount of the Company’s 2.625% notes due 2027 (the “2027 Notes”);

WHEREAS, the Company and Retiring Trustee executed and delivered a Supplemental Indenture, dated as of June 11, 2021 (the “Seventh Supplemental Indenture” and together with the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, and the Sixth Supplemental Indenture, the “Indenture”), to provide for the issuance and sale of $850,000,000.00 aggregate principal amount of the Company’s 2.875% notes due 2028 (the “2028 Notes”);

WHEREAS, Section 6.09(c) of the Indenture provides that the Trustee may be removed at any time upon thirty (30) days proper written notice by the Company, provided that contemporaneously therewith the Company immediately appoints a successor Trustee and the successor Trustee accepts its appointment as successor Trustee;

WHEREAS, the Indenture provides that, if the Trustee shall be removed, the Company, by a Board Resolution, shall immediately appoint a successor Trustee with respect to the relevant Securities;

WHEREAS, the Indenture provides that any successor Trustee appointed in accordance with the Indenture shall execute, acknowledge and deliver to the Company and to the retiring Trustee an instrument accepting such appointment under the Indenture, and thereupon the removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, trusts and duties of the retiring Trustee;

WHEREAS, the Company wishes to remove the Retiring Trustee as Trustee, Security Registrar, Authenticating Agent, Paying Agent and Depositary Custodian under the Indenture with effect from and including December 14, 2023 (the “Effective Date”); provided, however, that the Successor Trustee’s appointment as Paying Agent and Security Registrar shall not be effective until ten business days after the Successor Trustee provides notification of its appointment as Paying Agent and Security Registrar to Depository Trust Company d/b/a Cede & Company;

WHEREAS, the Company desires to appoint Successor Trustee as successor Trustee, Security Registrar, Paying Agent, Authenticating Agent and Depositary Custodian to succeed Retiring Trustee in such capacities under the Indenture; and

WHEREAS, Successor Trustee is willing to accept such appointment as successor Trustee, Security Registrar, Paying Agent, Authenticating Agent and Depositary Custodian under the Indenture;

NOW, THEREFORE, the Company, Retiring Trustee and Successor Trustee, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

REMOVAL AND

APPOINTMENT

The parties hereto agree that, with effect from and including the Effective Date, the Successor Trustee shall be appointed as Trustee, Security Registrar, Authenticating Agent, Paying Agent and Depositary Custodian and all benefits, rights, duties, powers, obligations and liabilities as Trustee, Security Registrar, Authenticating Agent, Paying Agent and Depositary Custodian under or pursuant to the Indenture (as supplemented and modified from time to time), shall be conveyed to, transferred and assumed and vested in and held on trust in accordance with the Indenture by the Successor Trustee. The parties hereto agree that, with effect from and including the Effective Date the Retiring Trustee shall be removed as the Trustee, Security Registrar, Authenticating Agent, Paying Agent and Depositary Custodian; provided, however, that the Successor Trustee’s appointment as Paying Agent and Security Registrar shall not be effective until ten business days after the Successor Trustee provides notification of its appointment as Paying Agent and Security Registrar to Depository Trust Company d/b/a Cede & Company. The parties here to agree that the Successor Trustee will provide notice of its appointment as Paying Agent and Security Registrar to Depository Trust Company d/b/a Cede & Company as of the Effective Date.

RETIRING TRUSTEE

1.1

On November 21, 2023, the Company gave notice to the Retiring Trustee pursuant to Section 6.09 of the Indenture of its intention to remove the Retiring Trustee as trustee, paying agent, security registrar, authenticating agent and depositary custodian. Retiring Trustee is hereby removed as Trustee, Security Registrar, Authenticating Agent and Depositary Custodian under the Indenture as of the Effective Date and will be removed as Paying Agent under the Indenture ten business days after the Successor Trustee provides notification of its appointment as Paying Agent and Security Registrar to Depository Trust Company d/b/a Cede & Company.

1.2	Retiring Trustee hereby represents and warrants to Successor Trustee that:

(a)

No covenant or condition contained in the Indenture has been waived by Retiring Trustee or, to the knowledge of the Responsible Officer of Retiring Trustee, by the Holders of the percentage in aggregate principal amount of the Securities required by the Indenture to effect any such waiver.

(b)

There is no action, suit or proceeding pending or, to the knowledge of the Responsible Officer of Retiring Trustee, threatened against Retiring Trustee before any court or any governmental authority arising out of any act or omission of Retiring Trustee as Trustee under the Indenture.

(c)	As of the date hereof, Retiring Trustee will hold no moneys or property under the Indenture.

(d)

To the knowledge of the Responsible Officer of Retiring Trustee, the Security Registers in which it has registered and transferred registered Securities accurately reflect the amount of Securities issued and outstanding and the amounts payable thereon.

(e)

Retiring Trustee and/or the Depositary Custodian shall deliver to Successor Trustee (at the address set forth in Section 1.20 hereof), as of or promptly after the date hereof, the original manually authenticated Global Notes representing the 2024 Notes, the March 2025 Notes, the July 2025 Notes, the January 2026 Notes, the July 2026 Notes, the 2027 Notes, and the 2028 Notes (collectively, the “Global Notes”).

(f)

Retiring Trustee has provided or shall promptly provide after the date hereof such documentation, information and data to Successor Trustee relating to the Securities and the Indenture as set forth on Exhibit A hereto.

1.3 Retiring Trustee hereby assigns, transfers, delivers and confirms to Successor Trustee all right, title and interest of Retiring Trustee in and to the trust under the Indenture and all the rights, powers, trusts and duties of the Trustee, Security Registrar, Paying Agent, Authenticating Agent and Depositary Custodian under the Indenture as of the Effective Date. Retiring Trustee shall execute and deliver such further instruments and shall do such other things as Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in Successor Trustee all the rights, powers, trusts and duties hereby assigned, transferred, delivered and confirmed to Successor Trustee as Trustee, Security Registrar, Paying Agent, Authenticating Agent and Depositary Custodian. From and including the Effective Date, Retiring Trustee shall have no further duties or obligations under the Indenture; provided, however, that Retiring Trustee will not be removed as Payment Agent under the Indenture until ten business days after the Successor Trustee provides notification of its appointment as Paying Agent and Security Registrar to Depository Trust Company d/b/a Cede & Company. Retiring Trustee shall have no responsibility or liability for the action or inaction of Successor Trustee or any other party under the Indenture.

THE COMPANY

1.4 The Company hereby calls for the removal of the Retiring Trustee as Trustee, Security Registrar, Paying Agent, Authenticating Agent and Depositary Custodian under the Indenture.

1.5 The Company hereby certifies that attached hereto as Exhibit B is a copy of the Board Resolution which was duly adopted by the Board of Directors of the Company, is in full force and effect on the date hereof, and which authorizes the Company to: (a) remove Retiring Trustee as Trustee under the Indenture; (b) appoint Successor Trustee as Trustee under the Indenture; and (c) execute and deliver such agreements and other instruments as may be necessary or desirable to effectuate the succession of Successor Trustee as Trustee under the Indenture.

1.6 The Company hereby appoints Successor Trustee as Trustee, Security Registrar, Paying Agent, Authenticating Agent and Depositary Custodian under the Indenture to succeed to, and hereby vests Successor Trustee with, all the rights, indemnities, protections, limitations of liability powers, trusts and duties of, or afforded to, Retiring Trustee under the Indenture with like effect as if originally named as Trustee, Security Registrar, Paying Agent, Authenticating Agent and Depositary Custodian in the Indenture.

1.7 Promptly after the date hereof, the Company (with the assistance of Successor Trustee) shall cause a notice to be sent to each Holder of the Securities in accordance with the provisions of Section 6.09(g) of the Indenture.

1.8 The Company hereby represents and warrants to the Retiring Trustee and Successor Trustee that:

(a)	The Company is a corporation duly and validly organized and existing pursuant to the laws of its jurisdiction of organization.

(b)	The Indenture was validly and lawfully executed and delivered by the Company and the Securities of which it is the issuer were validly issued by the Company.

(c)

The Company has performed or fulfilled prior to the date hereof, and will continue to perform and fulfill after the date hereof, each covenant, agreement, condition, obligation and responsibility under the Indenture.

(d)	No event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under the Indenture.

(e)

No covenant or condition contained in the Indenture has been waived by the Company or, to the best of the Company’s knowledge, by Holders of the percentage in aggregate principal amount of the Securities required to effect any such waiver.

(f)

There is no action, suit or proceeding pending or, to the best of the Company’s knowledge, threatened against the Company before any court or any governmental authority arising out of any act or omission of the Company under the Indenture.

(g)	This Agreement has been duly authorized, executed and delivered on behalf of the Company and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

(h)

Upon the acceptance and execution of this Agreement by Successor Trustee, all conditions precedent relating to the appointment of Successor Trustee under the Indenture have been complied with by the Company.

SUCCESSOR TRUSTEE

1.9 Successor Trustee hereby represents and warrants to Retiring Trustee and to the Company that:

(a)	Successor Trustee is not disqualified under, and is eligible under, the provisions of the Indenture to act as Trustee under the Indenture.

(b)

This Agreement has been duly authorized, executed and delivered on behalf of Successor Trustee and constitutes its legal, valid and binding obligation, enforceable against Successor Trustee in accordance with its terms.

1.10 Successor Trustee hereby accepts its appointment as successor Trustee, Security Registrar, Paying Agent, Authenticating Agent and Depositary Custodian under the Indenture and accepts the rights, powers, trusts and duties of, or afforded to, Retiring Trustee as Trustee, Security Registrar, Paying Agent, Authenticating Agent and Depositary Custodian under the Indenture, upon the terms and conditions set forth therein and herein, with like effect as if originally named as Trustee, Security Registrar, Paying Agent, Authenticating Agent and Depositary Custodian under the Indenture.

1.11 Successor Trustee shall have no responsibility or liability for the action or inaction of Retiring Trustee or any other party under the Indenture.

1.12 References in the Indenture to “Corporate Trust Office” or other similar terms shall be deemed to refer to the corporate trust office of Successor Trustee, which is presently located at (i) for purposes of surrender, transfer or exchange of any Note, Deutsche Bank Trust Company Americas, c/o DB Services Americas, Inc., 5022 Gate Parkway, Suite 200, Jacksonville, FL 32256, Attn: Transfer Department and (ii) for all other purposes, Deutsche Bank Trust Company Americas, Trust and Agency Services, 1 Columbus Circle, 17th Floor, Mail Stop NYC01-1710, New York, New York 10019, Attn: Corporates Team—Blue Owl Capital Corporation, AA5858.

MISCELLANEOUS

1.13 Except as otherwise expressly provided herein or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

1.14 [Reserved]

1.15 Retiring Trustee hereby acknowledges payment or provision for payment in full by the Company of compensation for all services rendered by Retiring Trustee in its capacity as Trustee under the Indenture and reimbursement in full by the Company of the expenses (including legal fees and expenses), disbursements and advances incurred or made by Retiring Trustee in its capacity as Trustee in accordance with the provisions of the Indenture. Retiring Trustee acknowledges that it relinquishes any lien it may have upon all property or funds held or collected by it to secure any amounts due it pursuant to the provisions of the Indenture. This Agreement does not constitute a waiver or assignment by Retiring Trustee of any compensation, reimbursement, expenses or indemnity to which it is or may be entitled pursuant to the Indenture. The Company acknowledges its obligation set forth in the Indenture to indemnify Retiring Trustee for, and to hold Retiring Trustee harmless against, any loss, liability, damage, claim, fee, cost or expense incurred without negligence or willful misconduct on the part of Retiring Trustee and arising out of or in connection with the acceptance or administration of the trust evidenced by the Indenture (which obligation shall survive the execution hereof).

1.16 This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of law principles thereof.

1.17 This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or .pdf transmission, email or other electronic or digital means shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement and signature pages for all purposes.

1.18 The Company, Retiring Trustee and Successor Trustee hereby acknowledge receipt of an executed counterpart of this Agreement and the effectiveness thereof.

1.19 The Company acknowledges that, in accordance with Section 326 of the USA Patriot Act, Successor Trustee, in order to help fight the funding of terrorism and prevent money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with Successor Trustee. The Company agrees that it will provide Successor Trustee with such information as it may request in order for Successor Trustee to satisfy the requirements of the USA Patriot Act.

1.20 Unless expressly provided otherwise herein, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (including by telecopy) and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt, by registered or certified mail, postage prepaid, return receipt requested, by hand delivery, or by courier service or, in the case of telecopy or email notice, when received in legible form, addressed as set forth below:

(a)	If to the Company:

399 Park Avenue, Floor 37

New York, NY 10022

Attention: Jonathan Lamm

E-mail Address:

(b) If to the Successor Trustee:

Deutsche Bank Trust Company Americas

Trust and Agency Services

1 Columbus Circle, 17th Floor

Mail Stop: NYC01-1710

New York, NY 10019

Attn: Corporates Team – Blue Owl Capital Corporation, AA5858

Fax: (732) 578-4635

(c) If to the Retiring Trustee:

Lindsey Widdis

Account Manager

Computershare Corporate Trust |

CTSO Mail Operations |

1505 Energy Park Drive,

St. Paul, MN 55108

Work Cell Phone: 667-786-1722

Lindsey.Widdis@computershare.com

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Removal, Appointment and Acceptance to be duly executed, effective as of the day and year first above written.

BLUE OWL CAPITAL CORPORATION

/s/ Jonathan Lamm
Name: Jonathan Lamm
Title: Chief Operating Officer and Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A., as Successor to Wells Fargo Bank, National Association, as Retiring Trustee

/s/ Jill Melhus
Name: Jill Melhus
Title: Assistant Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Successor Trustee

/s/ Jacqueline Bartnick
Name: Jacqueline Bartnick
Title: Director

/s/ Sebastian Hidalgo
Name: Sebastian Hidalgo
Title: Assistant Vice President

EXHIBIT A

Documents to be delivered by the Retiring Trustee and the Company to Successor Trustee

1.	PDF copies of executed versions of the Indenture, including all amendments and supplements

2.	Originals of the Security Register for each of the following series of Securities issued under the Indenture:

I.	5.250% notes due 2024
II.	4.000% notes due 2025
III.	3.750% notes due 2025
IV.	4.250% notes due 2026
V.	3.400% notes due 2026
VI.	2.625% notes due 2027
VII.	2.875% notes due 2028

3.	Original Global Notes for each of the following series of Securities issued under the Indenture:

I.	5.250% notes due 2024
II.	4.000% notes due 2025
III.	3.750% notes due 2025
IV.	4.250% notes due 2026
V.	3.400% notes due 2026
VI.	2.625% notes due 2027
VII.	2.875% notes due 2028

4.	PDF copies of all opinions issued for each of the following series of Securities issued under the Indenture:

I.	5.250% notes due 2024
II.	4.000% notes due 2025
III.	3.750% notes due 2025
IV.	4.250% notes due 2026
V.	3.400% notes due 2026
VI.	2.625% notes due 2027
VII.	2.875% notes due 2028

5.	PDF copies of all Annual Statements of Compliance Certificate delivered to Trustee pursuant to Section 10.05 of the Indenture

6.	PDF copies of all notices provided by the Retiring Trustee to holders of Securities

7.	PDF copies of all notices provided by the Company to the Retiring Trustee to holders of Securities

8.	PDF copies of all notices provided by the Company to holders of Securities

EXHIBIT B

RESOLUTIONS OF THE BOARD OF DIRECTORS OF

BLUE OWL CAPITAL CORPORAITON

WHEREAS, the Board of the Company previously approved and the Company entered into an indenture (the “Base Indenture”) by and between the Company and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (the “Current Trustee”), dated as of April 10, 2019;

WHEREAS, the Board previously approved the issuance of and the Company previously issued $400,000,000.00 aggregate principal amount of 5.250% notes due 2024 (the “2024 Notes”) under the first supplemental indenture (the “First Supplemental Indenture”), dated as of April 10, 2019;

WHEREAS, the Board previously approved the issuance of and the Company previously issued $425,000,000.00 aggregate principal amount of 4.000% notes due 2025 (the “March 2025 Notes”) under the second supplemental indenture (the “Second Supplemental Indenture”), dated as of October 8, 2019;

WHEREAS, the Board previously approved the issuance of and the Company previously issued $500,000,000.00 aggregate principal amount of 3.750% notes due 2025 (the “July 2025 Notes”) under the third supplemental indenture (the “Third Supplemental Indenture”), dated as of January 22, 2020;

WHEREAS, the Board previously approved the issuance of and the Company previously issued $500,000,000.00 aggregate principal amount of 4.250% notes due 2026 (the “January 2026 Notes”) under the fourth supplemental indenture (the “Fourth Supplemental Indenture”), dated as of July 23, 2020;

WHEREAS, the Board previously approved the issuance of and the Company previously issued $1,000,000,000.00 aggregate principal amount of 3.400% notes due 2026 (the “July 2026 Notes”) under the fifth supplemental indenture (the “Fifth Supplemental Indenture”), dated as of December 8, 2020;

WHEREAS, the Board previously approved the issuance of and the Company previously issued $500,000,000.00 aggregate principal amount of 2.625% notes due 2027 (the “2027 Notes”) under the sixth supplemental indenture (the “Sixth Supplemental Indenture”), dated as of April 26, 2021;

WHEREAS, the Board previously approved the issuance of and the Company previously issued $450,000,000.00 aggregate principal amount of 2.875% notes due 2028 (the “2028 Notes” and together with the 2024 Notes, the March 2025 Notes, the July 2025 Notes, the January 2026 Notes, the July 2026 Notes, and the 2027 Notes, the “Notes”) under the seventh supplemental indenture (the “Seventh Supplemental Indenture” and together with the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture and the Sixth Supplemental Indenture, the “Indenture”), dated as of June 11, 2021; and

WHEREAS, the Board has determined that it is in the best interests of the Company to cause the Current Trustee to be removed as trustee under the Indenture and to cause Deutsche Bank Trust Company Americas to succeed the Current Trustee as trustee under the Indenture and any subsequent supplemental indentures thereto.

NOW THEREFORE BE IT RESOLVED, that the Company is hereby authorized to remove the Current Trustee as paying agent for the Company for the payment of principal and interest with respect to any debt securities issued thereunder, including the Notes, as registrar and transfer agent for the purpose of registering the ownership and transfer of such debt securities, and a depositary custodian with respect to the Notes held in global form and to cause Deutsche Bank Trust Company Americas to succeed as paying agent, security registrar, authenticating agent and depositary custodian under the Indenture and any subsequent supplemental indentures thereto;

FURTHER RESOLVED, that upon removal of the Current Trustee, Deutsche Bank Trust Company Americas be and it hereby is appointed as trustee, and successor to the Current Trustee, under the Indenture and any subsequent supplemental indentures thereto (the “New Trustee”), as paying agent for the Company for the payment of principal and interest with respect to any debt securities issued thereunder, including the Notes, as registrar and transfer agent for the purpose of registering the ownership and transfer of such debt securities, and a depositary custodian with respect to the Notes held in global form;

FURTHER RESOLVED, that if such New Trustee shall require certain resolutions to be adopted by the Board to evidence the authority conferred upon it by these resolutions, any of the Authorized Officers, and each of them individually hereby is, authorized, in the name and on behalf of the Company, to prepare and certify the appropriate form of resolutions so required, and such resolutions shall thereupon be incorporated and adopted by reference herein to the same extent as if presented to and adopted by the Board, and the Secretary of the Company is directed to file a copy of any such resolutions with this consent;

FURTHER RESOLVED, that each of the Authorized Officers of the Company is hereby authorized in the name and on behalf of the Company, to make or cause to be made, and to execute and deliver, all such additional agreements, documents, instruments and certifications, including but not limited to the Agreement of Removal, Appointment and Acceptance by and among the Company, the Current Trustee and the New Trustee, amended and restated global notes relating to each of the Notes, authorization certificate, notices to holders of the Notes, any certificate required under the Indenture and any supplemental indenture to effectuate succession of the New Trustee as trustee under the Indenture and any supplemental indenture, and to take all such steps, and to make all such payments, fees and remittances, as any one or more of such Authorized Officers may at any time or times deem necessary or desirable in order to effectuate the purpose and intent of the foregoing resolutions;

FURTHER RESOLVED, that for purposes of the foregoing resolutions, the Authorized Officers of the Company shall be the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer and Secretary of the Company (each, an “Authorized Officer” and collectively, the “Authorized Officers”); and

FURTHER RESOLVED, that any and all actions previously taken by the Company or any of its directors, Authorized Officers or other employees in connection with the documents and actions contemplated by the foregoing resolutions be, and they hereby are, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Company.